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                                                                       EXHIBIT 5

                       [PIPER & MARBURY L.L.P. LETTERHEAD]





                               September 17, 1997



Simon DeBartolo Group, Inc.
115 West Washington Street
Indianapolis, Indiana  46204


Ladies and Gentlemen:

         We have acted as Maryland counsel to Simon DeBartolo Group, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 (File No. 333-11431) of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), of up to $750,000,000 aggregate offering price of Common Stock, Preferred Stock, Depository Shares and/or Warrants. Pursuant to the Terms Agreement (the "Agreement") dated as of September 16, 1997, by and between the Company and Morgan Stanley & Co. Incorporated, the Company proposes to issue and sell under the Registration Statement, up to 5,000,000 shares of Common Stock, par value $.0001 per share, of the Company (the "Shares").

         In our capacity as Maryland counsel to the Company, we have examined the Agreement, the Registration Statement, the Charter and By-Laws of the Company, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a Certificate of Secretary of the Company dated the date hereof (the "Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters we have relied on the Certificate and have not independently verified the matters stated therein.

         Based upon the foregoing and having regard for such legal
considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Prospectus and the Prospectus Supplement that are a part of the Registration Statement and the Agreement, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.
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                                                                 Piper & Marbury
                                                                          L.L.P.

Simon DeBartolo Group, Inc.
September 17, 1997
Page 2




         The opinion expressed herein is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Form 8-K of the Company to be filed on the date hereof. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                  Very truly yours,

                                                  /s/ Piper & Marbury L.L.P.